Investor Presentation July 2011 Filed Pursuant to Rule 433 Registration Statement No. 333-173980 Dated July 28, 2011 Free Writing Prospectus (To Preliminary Prospectus dated July 25, 2011)

Notices
Please read the following notices before reviewing the information contained herein:
The information in this document has been prepared solely for informational purposes and does not constitute an offer to sell or the solicitation of an offer to purchase any securities from any entities described herein. Any such offer will be made solely by means of the prospectus contained in the registration statement (collectively, the “Registration Statement”) filed by HomeStreet Inc. (the
“Company”) with the Securities and Exchange Commission (the “SEC”). The information contained herein may not be used in connection with an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not permitted by law or in which the person making the offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.
All information herein is subject to revision. No representation or warranty can be given with respect to the accuracy or completeness of the information herein, or with respect to the terms of any future offer of securities conforming to the terms hereof. Any information herein shall be deemed superseded, amended, and supplemented in its entirety by the Registration Statement (and any free writing prospectus relating thereto) and any decision to invest in the securities offered thereby should be made solely in reliance upon the Registration Statement (and any free writing prospectus relating thereto).
This document is confidential and is intended solely for the information of the person to whom it has been presented. It may not be retained, reproduced or distributed, in whole or in part, by any means
(including electronically), without the prior written consent of the Company.
Nothing contained herein should be construed as tax, accounting or legal advice. Neither the Company nor any of its affiliates or representatives accept any responsibility for the tax treatment of any investment in the securities of the Company. You (and each of your employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, this tax treatment and tax structure of the transactions contemplated by these materials and all materials of any kind (including opinions or other tax analyses) that are provided to you relating to such tax treatment and structure. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. federal income tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. federal income tax treatment of the transaction.
INVESTING IS SPECULATIVE AND INVOLVES RISK OF LOSS. YOU SHOULD REVIEW CAREFULLY THE REGISTRATION STATEMENT, INCLUDING THE DESCRIPTION OF THE RISKS AND
OTHER TERMS BEFORE MAKING A DECISION TO INVEST. The Company has filed a Registration Statement (including a prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus contained in the Registration Statement and other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus contained in the Registration Statement if you request it by calling FBR Capital Markets & Co. toll free at (800) 846 – 5050.
The information contained herein contains forward-looking statements. These forward-looking statements are based on the Company’s current expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors set forth in the Registration Statement, many of which are outside the Company’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. Actual results may vary materially from those expressed or implied, and there can be no assurance that estimated returns or projections will be realized or that actual returns will not be materially different than estimated herein. Accordingly, you are cautioned not to place undue reliance on such forward-looking statements. You should conduct your own analysis, using such assumptions as you deem appropriate, and should fully consider other available information, including the information described under “Forward-Looking Statements” and “Risk Factors” in the Registration Statement, in making a decision to invest. Past performance is not necessarily indicative of future results.
All forward-looking statements are based on information available to the Company as of the date hereof and the Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  To supplement the Company’s financial statements presented in accordance with generally accepted accounting principles (“GAAP”), the Company uses non-GAAP measures of certain components of financial performance. These non-GAAP measures are provided to enhance investors’ overall understanding of the Company’s current financial performance and its prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors. These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Offering Summary

(1) Assumes offering price of $23.00 per share (midpoint of proposed range of $22.00 and $24.00).
Issuer HomeStreet Inc.
Ticker NASDAQ: HMST
Offering Type Initial public offering of common stock
Offering Size $180,000,000
Overallotment Option 15%
Shares Offered (1) 7,826,087
Pro Forma Shares (1) 9,176,961
Offering Range $22.00 – $24.00
Use of Proceeds
Increase capital levels
Fund growth in commercial banking activities
General corporate purposes
Underwriter FBR Capital Markets
Anticipated Pricing August 10, 2011

Investment Highlights
Established and well-respected Pacific Northwest franchise
Highly profitable conforming single family mortgage origination and servicing platform
Significantly improved credit profile driven by aggressive problem asset resolution
Management’s turnaround plan resulted in profitability for Q2
Commercial banking and diversified real estate lending provides loan and funding growth opportunities
Offering designed to satisfy requirements of regulatory order
Mid-teens normalized ROE driven by increased NIM and significant non-interest income

Established Pacific Northwest Franchise
$2.2 billion institution with 20 deposit
branches and nine lending centers
– Average deposits per branch of $100
million (1)
– No brokered deposits (2)
Over 35,000 demand deposit
accounts representing 55% of total
accounts

HomeStreet Bank Branches (20)
HomeStreet Loan Offices (9)
Seattle
Bellevue
Tacoma
Aberdeen
Spokane
Vancouver
Portland
Salem
Honolulu
Pearl City
Hilo
Maui
H A W A I I
W A S H I N G T O N
O R E G O N
Source:  SNL Financial.
(1) As of June 30, 2011.
(2) Effective August 2011.
State
# of
Branches Rank
Market
Share
Washington 15 12 1.48%
Oregon 2 24 0.47%
Hawaii 3 7 1.32%

Highly Profitable Mortgage Origination Franchise
Conventional/FHA and VA mortgage
originator (70%/30%)
– Purchase/refinance mix of 70%/30%
2009 and 2010 mortgage originations of
$2.7 and $2.1 billion
160 retail loan production officers (1) ; no
reliance on wholesale or brokered
originations
50% joint venture with Windermere
Real Estate Services, the largest real
estate brokerage company in the Pacific
Northwest
Superior credit quality
– Delinquencies below 1%, less than 1/3 of
Fannie Mae’s national average
(2)
– Nominal repurchase claims and losses
Mortgage Originations

(1) Includes Windermere Real Estate Services.
(2) Represents serious delinquency rate (loans over 90 days delinquent).
Quarter Ended 6/30/2011 ($ mm) HomeStreet Windermere
Single Family Loan Production $209.8 $114.1
Gain on Sale Margin (bps)
Mortgage Servicing Rights 201                      25
Funding & Loan Fees 140                      -
Secondary Marketing Gain 24                       24
Income from Windermere -                      44
Gross Margin 365                      93
Estimated Production Expense (231)                     -
Net Margin 134                      93

Growing & Profitable Servicing Platform
$7+ billion servicing portfolio provides a
recurring source of noninterest income
One of only 25 Fannie Mae DUS lenders
nationwide
Highly effective hedging strategy
reduces volatility of earnings from
market-based changes in MSR values
Pro forma capitalization meets all Basel
III requirements, if fully implemented
$3,389
$3,775
$4,696
$5,821
$6,343
$6,521
$6,603
$783
$793
$897
$881
$835
$843
$857
$4,172
$4,569
$5,593
$6,702
$7,179
$7,364 $7,460
$0
$2,000
$4,000
$6,000
$8,000
2006 2007 2008 2009 2010 Q1 2011 Q2 2011
Single-family Multi-family / Other
Servicing Portfolio ($ mm)

Servicing Spread
(1)
(bps)
Source: S-1 filing.
(1) Margin before overhead allocations.
(2) Excludes repurchase reserves of $463,000.
YTD 6/30/2011
Revenue 37
Cost of Servicing 9
Net Servicing Spread 28

Source:  S-1 filing.
Seasoned Management Team
Executive / Director
Joined
Company
Years in
Industry Relevant Experience
Mark K. Mason
Director, Vice
Chairman, President
and CEO
Sept
2009
25
Seasoned banking executive with a proven track record of
successfully implementing turnaround and growth strategies
Former Chairman and CEO of Fidelity Federal Bank
David E. Hooston
EVP and CFO
Aug
2009
30
Extensive turnaround, capital raising and M&A experience
Previously was Managing Partner at Granite Bay Partners;
Portfolio Manager at Belvedere Capital Partners and concurrently served as President, CFO and COO at Placer Sierra Bancshares and subsidiaries
Jay C. Iseman
EVP and Chief
Credit Officer
Aug
2009
20
Significant experience in troubled loan workouts, special assets and credit administration at major national banks
Previously served as Senior Vice President and Senior Portfolio
Manager of commercial special assets with Bank of America
Godfrey B. Evans
EVP, General
Counsel and CAO
Nov
2009
30
Significant experience in banking and corporate securities law, including recapitalization/ restructuring of financial institutions
Previously served as General Counsel and CAO at Fidelity
Federal Bank and corporate lawyer at Gibson, Dunn & Crutcher

Turnaround Progress
Entered into a C&D orders
Developed plan to reduce
classified assets, upgrade
management, improve
earnings and increase
capital
Restructured credit
administration
Accelerated problem asset
resolution
Instituted interest rate floors
Restructured NIM
– Improved asset yields
– Reduced non-core funding
– Restructured deposit
products/pricing
Filed $180 mm IPO
Third party loan review
confirms valuation / reserves
Continued NIM improvement
Wholesale funding reduced
by 89%
(4)
Achieved profitability for
second quarter
Appointed new CEO, CFO,
CAO
Appointed new CCO
2009 2010 2011
Management
Changes
Management
Actions

Classified
Assets
$760 million
(1)
$482 million
(1)
23%
(1)
0.85%
(2)
$(157) million
$364 million
$284 million
11%
1.49%
$(33) million
$276 million
(4)
$194 million
(4)
9%
(4)
2.35%
(4)
Q1:  $(7.4) million
Q2: $1.3 million
Restructured Board
(3)
NPAs
NIM
Source: S-1 filing. (1) Represents peak levels in 2009. (2) Represents NIM for Q3 2009. (3) Contingent upon the successful closing of this offering and regulatory approval. (4) As of June 30, 2011.
(5) Effective August 2011.
Net Income
(Loss)
Delinquencies
% Loans

Significant Credit Improvement
Nonperforming Assets ($ mm)
Charge Offs ($ mm)

$11
$28
$35
$27
$12
$21
$36
$15
$2
$5
$0
$10
$20
$30
$40
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
$37 $38 $63 $108 $123 $122 $204 $170 $99 $103
$278
$410
$389
$374
$327 $321
$189
$113
$124
$91
$314
$449
$452
$482
$450
$442
$392
$284
$223
$194
$0
$150
$300
$450
$600
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
OREO Nonperforming Loans
Source: S-1 filing and HomeStreet Inc.
(60%)
(87%)
Classified Assets ($ mm)
$581
$761
$738
$570
$526
$547
$486
$364
$299
$276
$200
$350
$500
$650
$800
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
(64%)
Construction and Land Loans ($ mm)
$918
$733 $733
$632
$593
$499
$344
$285
$273
$234
$200
$400
$600
$800
$1,000
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
(75%)

Pro Forma Asset Quality Improvement
Management continues to make significant progress through OREO sales
– As of Q2 2011, 35% or $32 million of OREO is contracted for sale
Of the $91 million of NPLs, 32% or $29 million are current on payments
Pro forma adjusted classified assets / tier 1 + ALLL of 64%
(1)
from a peak of 291% in
Q3 2009
(1)  Assumes $163.9 million of net proceeds and an additional $32.0 mm of  trust preferred securities, currently disallowed, receive tier 1 capital treatment. Classified assets adjusted for $32.2 million of OREO contracted for sale and $28.8 million of current NPLs, paying as agreed.

Adjusted Nonperforming Assets ($ mm) Pro Forma Classified Assets Ratio
196%
64%
0%
50%
100%
150%
200%
6/30/2011
Classified Assets /
Tier 1 + ALLL
Pro Forma Adjusted
Classified Assets
/ Tier 1 + ALLL (1)
$193.6
$132.6
$28.8
$32.2
$50
$100
$150
$200
6/30/2011 NPAs Adjusted
6/30/2011 NPAs
Nonperforming Assets Current NPLs, Paying as Agreed
OREO Contracted for Sale

Aggressively Resolving Nonperforming Assets
The Company has reported six consecutive quarters of net outflows of NPAs
Average NPA outflows of approximately $50 million per quarter since Q1 2010
Since January 2010, HomeStreet has sold OREO at an average gain of 1.8%
NPA Migration

($ in millions) Q1 10 Q2 10 Q3 10 Q4 10 Q1 11 Q2 11
Beginning Balance 482.0 450.4 442.2 392.2 283.7 223.0
Additions 20.7 83.5 37.8 22.3 28.9 14.2
Charge-Offs 11.7 20.6 36.2 14.6 2.1 4.7
OREO Sales 14.8 41.3 21.9 21.2 67.0 17.6
OREO Writedowns (1.2) 5.1 5.6 18.0 10.6 4.7
Principal Paydown, Payoff 10.2 17.6 19.0 10.9 5.6 6.0
Transferred Back to Accrual Status 16.6 7.1 5.1 66.2 4.3 10.6
Subtractions from NPAs 52.2 91.7 87.7 130.9 89.6 43.6
Net Inflows / (Outflows) (31.6) (8.2) (50.0) (108.6) (60.7) (29.4)
Ending Balance $450.4 $442.2 $392.2 $283.7 $223.0 $193.6

Conservatively Marked Portfolio
OREO sales to date sold at 67% of original unpaid balance
– Net of specific reserves, NPAs carried at 57% of unpaid balances
General reserves of $35.5 million in addition to specific reserves
Carrying Value of Nonperforming Assets

Source: HomeStreet Inc.
1. Does not include $2.4 million in specific reserves on performing loans.
($ in millions)
Loan Category
Unpaid
Balance
LTD Charge
Offs
Specific
Reserves /
Writedowns
at 6/30/2011
Unpaid
Balance net
of Charge
Offs & Sp.
Reserves
% of
Unpaid
Balance
General
Reserves
Nonperforming Loans
1-4 Family $18.6 $2.3 $0.1 $16.1 86.9%
Multifamily 5.3              -              -                 5.3              100.0%
CRE - Owner Occupied 1.9              -              -                 1.9              100.0%
CRE - Non-Owner Occupie 12.8            2.3              1.4                 9.1              70.7%
C&I 2.9              0.1              0.5                 2.3              79.0%
Construction 58.1            6.4              19.8               31.9            54.8%
Consumer 3.3              0.6              0.0                 2.6              80.0%
Total Nonperforming Loans
$102.7 $11.8 $21.8 $69.1 67.2% $35.5
OREO
197.6 57.6 37.3 102.7 52.0% -
Nonperforming Assets
$300.3 $69.4 $59.1 $171.8 57.2% $35.5
(1)

$0.2
$1.5
$16.3
$0
$6
$12
$18
Unicon
(Low)
Unicon
(High)
HomeStreet
Stress Scenario
Third Party Loan Review and Stress Tests
HomeStreet engaged Unicon Financial
Services to review its loan and OREO
portfolios as of Q1 and Q2 2011
Unicon opined reserves are adequate
and loans and OREO carrying values
are materially correct
Under Unicon’s high adverse case
stress scenario, estimated net losses
declined from $14.4 million in Q1 to
$1.5 million in Q2
HomeStreet stress estimates assume
further real estate market deterioration
not assumed by Unicon

Source: Unicon Financial Services.
Potential Stress Case as of Q2 2011 ($ mm)
Potential Stress Case as of Q1 2011 ($ mm)
$1.8
$14.4
$22.0
$0
$6
$12
$18
$24
Unicon
(Low)
Unicon
(High)
HomeStreet
Stress Scenario

Strong Reserves
Significant improvement in reserve coverage since 2009
Exceed peer averages by 17% in Q2 2011
(1)
As of June 30, 2011, the Company had $24.2 million in specific reserves and $35.5 million in general reserves for total reserves of $59.7 million
Reserves ($ mm)
Source: S-1 filing and HomeStreet Inc.
(1) Company-identified peers include BANR, CACB, COBZ, COLB, CPF, CVBF, GBCI, PACW, PCBC, STSA, TCBK, UMPQ, WABC, WAL, WCBO and WFSL
(2) Company-identified peers with reported earnings for Q2 2011 include BANR, CVBF, COBZ, PACW, UMPQ, WAL, WCBO and WFSL.

$85
$95
$91
$109 $105 $95 $71 $64 $62 $60
30.8%
23.1%
23.5%
29.3%
32.0%
29.5%
37.4%
56.7%
50.1%
65.7%
57.7%
53.8%
44.5%
45.6%
53.2%
52.7%
50.5%
51.1%
54.0%
54.2%
20.0%
32.5%
45.0%
57.5%
70.0%
$0
$30
$60
$90
$120
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011 (2)
Reserves Reserves / NPLs Peer Average (1)

Pro Forma “Well Capitalized”
Recapitalizes HomeStreet in excess of “Well-Capitalized” regulatory classifications
Bank pro forma ratios exceed requirements under regulatory order
Pro forma capital levels meet all Basel III requirements, if fully implemented
Positions HomeStreet to capitalize on growth opportunities in its target markets
(1) Assumes capital raise of $180 mm, transaction expenses of $12.6 million and other capital raising expenses of $3.5 million. (2) The Company is not currently subject to holding company regulatory capital requirements.  Holding company ratios are calculated for indicative purposes only, based on capital requirements for bank holding companies. Assumes an additional $32.0 mm of  trust preferred securities receive tier
1 capital treatment. (3) Pro forma tier 1 leverage calculation assumes the addition of 100% of net proceeds to average assets. (4) Pro forma tier 1 RBC and total RBC ratios assume 0% risk weighting assigned to net proceeds for risk weighted assets calculation. (5) Bank capital ratios assume $131.7 million is downstreamed from the Company.

Well Regulatory Pro Forma
Capitalized Requirement 6/30/2011 Ratios (1)
HomeStreet Inc.
(2)
Tier 1 Leverage (3) 5.0% - 3.4% 10.8%
Tier 1 RBC (4) 6.0% - 5.2% 17.6%
Total RBC (4) 10.0% - 8.5% 20.9%
HomeStreet Bank
(5)
Tier 1 Leverage (3) 5.0% 10.0% 4.9% 10.1%
Total RBC (4) 10.0% 12.0% 8.7% 17.5%

Increased Profit
Source:  S-1 filing and HomeStreet Inc.
(1) Noninterest expense adjusted for OREO expense. See Appendix for reconciliation of non-GAAP financial measures.

Net Interest Income ($ millions) Net Income ($ millions)
Efficiency Ratio
(1)
(%) ROAE (%)
$11.0
$7.6
$6.5
$6.4
$7.1
$8.1
$10.3
$13.5
$11.6
$11.9
$4
$6
$8
$10
$12
$14
$16
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
-$18.6
-$21.8
-$44.6
-$25.2
-$5.1
-$9.4
-$5.4
-$14.4
-$7.4
$1.3
($50)
($40)
($30)
($20)
($10)
$0
$10
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
66.0%
72.9%
116.0%
143.6%
92.5%
81.0%
60.0%
69.5%
83.3%
70.1%
40%
60%
80%
100%
120%
140%
160%
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
-39.8%
-49.6%
-125.1%
-94.7%
-21.6%
-41.3%
-25.7%
-82.3%
-54.2%
9.0%
-140%
-120%
-100%
-80%
-60%
-40%
-20%
0%
20%
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011

No reliance on high cost brokered deposits[1]

Demand deposits have grown by 35% since 2008

Overall cost of funding has decreased by 142 bps since Q1 2009

≤

HomeStreet, Inc.

Declining Funding Costs
Source: S-1 filing.
(1) Effective August 2011.
(2) Core deposits include transaction deposits, savings & MMDA deposits and time deposits less than $250,000.
Cost of Funding (%) Funding Balances

2.83%
2.67%
2.53%
2.40%
2.16%
2.12%
1.69%
1.58%
1.49%
1.41%
1%
2%
2%
3%
3%
Q1
2009
Q2
2009
Q3
2009
Q4
2009
Q1
2010
Q2
2010
Q3
2010
Q4
2010
Q1
2011
Q2
2011
($ in millions)
9/30/2009 6/30/2011 Change
Type of  Deposits $ % $ % $ %
Transaction $313.0 10.4% $307.4 14.8% (5.6) (1.8)%
Savings & MMDA 439.5 14.6% 502.8 24.3% 63.3 14.4%
Time Deposits $250k 1,166.6 38.8% 1,094.3 52.8% (72.3) (6.2)%
Time Deposits > $250k 78.2 2.6% 79.2 3.8% 1.0 1.2%
Brokered Deposits 326.9 10.9% 10.0 0.5% (316.9) (96.9)%
Total Deposits 2,324.3 77.3% 1,993.7 96.2% (330.6) (14.2)%
FHLB Advances 684.1 22.7% 77.9 3.8% (606.2) (88.6)%
Total Funding 3,008.4 100.0% 2,071.6 100.0% (936.8) (31.1)%
Difference
Cost of Total Deposits 2.4% 1.3% (109) bps
Cost of Total Funding 2.7% 1.4% (126) bps
Core Deposits (2) 82.6% 95.5% 1296 bps

Net Interest Margin Expansion Opportunities (1)

Source: HomeStreet Inc.
(1) Margin expansion opportunities from actual net interest margin results from 9/30/2009 through 6/30/2011 are based upon management’s assumptions of post recapitalization restructuring opportunities and will differ from future results.
0.85%
2.35%
3.75% -
4.00%
0.20%
0.83%
0.47%
0.20% -
0.30%
0.50% -
0.60%
0.60% -
0.70%
0%
1%
2%
3%
4%
9/30/2009
NIM
Reduced
NPLs
Restructured
investment
portfolio &
excess
liquidity
Reduction in
noncore
funding
6/30/2011
NIM
Increased
capital
Increase in
yields &
reduction in
NPLs
Change in
loan / deposit
mix
Near Term
Target NIM

Earnings Potential

Post Recap
Actual Post Recap Opportunities
($ in millions) 6/30/2011 Opportunities (1) Q2 2011 (1)
Net Interest Income 11.9 9.1 21.0
Provisions for Loan Losses (2.3) (2.3)
Gain on Sale of Mortgage Loans 9.5 9.5
Mortgage Servicing (1) 7.7 (1.3) 6.4
Other Noninterest Income 1.7 1.7
Operating Revenue 28.5 7.8 36.3
OREO-Related Expense 5.7 (5.6) 0.1
FDIC Assessment Fees 1.3 (1.0) 0.3
Other Noninterest Expense (2) 20.3 0.7 21.1
Total Noninterest Expense 27.3 (5.8) 21.5
Pretax Income 1.3 13.6 14.8
Taxes (0.0) 5.5 5.5
Net Income 1.3 8.1 9.3
Net Interest Margin 2.35% 1.54% 3.89%
Efficiency Ratio 70.1% (14.7%) 55.4%
ROAA 0.2% 1.4% 1.6%
ROAE 9.0% 7.3% 16.3%
Source: HomeStreet Inc.
(1) These are not projections of future earnings, nor a complete listing of all potential impacts at the proposed recapitalization. Future will results will differ from the opportunities outlined.

Growth Strategies
Organic growth opportunities driven by attractive market demographics
– Job growth and housing recovery is expected to outpace the overall economy
– Well educated workforce, high incomes and strong population trends
Expand commercial and consumer banking activities through an integrated relationship-based business model
– Commercial: lending, cash management, insurance
– Consumer: mortgage loans, deposits, investments, insurance
Expand single family mortgage banking activities
– Increase retail, correspondent and internet production channels – current & new markets
Expand multifamily mortgage banking business through the Fannie Mae DUS program
Restart traditional portfolio lending

58.3
222.2
235.9
268.2
163.9
(10.3)
24.0
32.3
10.3
$0
$50
$100
$150
$200
$250
$300
$350
6/30/2011
Book Value
New Capital
(1)
Pro Forma
Ending
Balance (2)
Incremental
Expected
Losses
(2)(3)
Estimated
Stress Case
Losses
(2)(4)
DTA (5) Adj. Pre
Provision
Earnings
Trailing
(2 Years)
(6)
Pro Forma
Book Value
(2)
(0.0)

Adjusted Book Value
Per Share: $43.17 $23.00 $24.21 $(1.12) $0.00 $2.62 $3.52
% of
Stated
Book: 53%
P/ BV:
0.95x
P/ BV:
0.95x
Price /
Loss Adj.
BV: 0.996x
P/BV:
0.76x
$30.35/
$29.23
(1) Net proceeds of $163.9 mm is calculated using gross capital raise of $180.0 mm less assumed capital raise expenses of $16.1 mm. (2) Price to book assumes offering price of $23.00 per share.  (3) Based on management’s expected incremental losses in the existing portfolio. (4) Based on estimated after-tax cumulative loan losses per HomeStreet Inc’s stress case scenario. Assumes effective tax rate of 37% on estimated losses of $16.3 million. (5) Actual realization of any DTA amount is not guaranteed, and actual results may differ (6) Based on historical 8 quarters of pre-provision earnings (7/1/2009 to 6/30/2011). Pre provision earnings calculated as pre tax income (loss) plus provision expense, REO related expense and excess FDIC assessment fees.  Assumes normalized FDIC assessment fees of $300 thousand per quarter.
Resulting earnings tax-effected at the rate of 37%. See Appendix for reconciliation of non-GAAP financial measures.
P/ BV:
0.89x
P/BV:
0.79x

Investment Highlights
Established and well-respected Pacific Northwest franchise
Highly profitable conforming single family mortgage origination and servicing platform
Significantly improved credit profile driven by aggressive problem asset resolution
Management’s turnaround plan resulted in profitability for Q2
Commercial banking and diversified real estate lending provides loan and funding growth opportunities
Offering designed to satisfy requirements of regulatory order
Mid-teens normalized ROE driven by increased NIM and significant non-interest income

Appendix

Director Joined Relevant Experience
David A. Ederer
Chairman (since 2009)
2004
Currently serves as Chairman of Ederer Investment Company, a private investment company as well as Director in several other local foundations
Scott Boggs
(1)(2)
2006
Former Corporate Controller at Microsoft Corporation and adjunct accounting professor at Seattle University Albers School of Business
Brian P. Dempsey
(2)
1996
Previously served on the Board of Directors of Golden State Bancorp and Federal Home
Loan Bank of Seattle and was President and Chairman of University Savings Bank
Victor H. Indiek
(1)
2011
Project Manager at Quantum Partners managing FDIC receiverships and previously
President, CEO, CFO of Freddie Mac and CFO of American Savings
Thomas E. King
(1)(2)
2010
Consultant to banks; previously CEO or COO of San Diego Community Bank, Fullerton
Community Bank, Bank of So. Cal, CapitolBank, credit & lending officer at Sec Pac
George Kirk
(1)(2)
2007
Former President and CEO of Port Blakely Communities and President of Skinner
Development Company and Chair of Real Estate Dept at Davis Wright Tremaine LLP
Michael J. Malone
(1)
2011
CEO of Hunters Capital, member of the Board of Directors of Expeditors International;
previously founder, Chairman and CEO of AEI/DMX Music
George Petrie
(1)
2011
Currently COO of Pinnacle Family of Companies, President and CEO of Goodman Real
Estate and Principal of Global Hospitality Investments
Doug Smith
(1)
2011
President of Miller and Smith, a residential home building company
Bruce W. Williams
1994
Previously served as President and CEO of Homestreet Inc and Homestreet Bank
Independent Board of Directors
Source:  S-1 filing
(1) Appointment subject to regulatory approval.
(2) Currently Director for HomeStreet Bank.  Reflects date joined HomeStreet Bank’s Board.

Loan Portfolio Characteristics
Q2 2011 Loan Composition Q2 2011 CRE by Property Type

1-4
Family
$503
(35%)
CRE -
Owner
Occupied
$118 (8%)
C&I
$78 (5%)
Construction
$234 (16%)
Multifamily
$59 (4%)
Consumer
$172
(12%)
CRE - Non
Owner
Occupied
$292 (20%)
Mixed
use
14%
Office
19%
Retail
32%
Other
5% Industrial
warehouse
17%
Multifamily
13%
New management team has focused on significantly deleveraging the balance sheet
Reduced lending to real estate developers and higher risk property types
Increased emphasis on business banking and multifamily mortgage lending

Loan Portfolio Characteristics (cont.)
Q2 2011 Loans by Geography Q2 2011 Loan Interest Rate Mix
Source: S-1 filing.

Puget
Sound
67%
Idaho
(Boise)
1%
Oregon
18%
Hawaii
3%
Other
1%
Washington
Other
10%
Fixed
Rate
33%
Adjustable
Rate
67%
Loan portfolio concentrated in the Puget Sound area, which has been less impacted by the economic downturn compared to eastern Washington
Adjustable rate loans comprise approximately 68% of the loan portfolio
– Loans without interest rate floors decreased by $656 million, or 65% since Q3 2009

Strong Liquidity Position
Total Sources of Liquidity ($ mm) Funding Sources ($ mm)
Source: Company S-1 filing.
(1) Primary liquidity ratio is defined as net cash, short-term investments and other marketable assets as a percent of net deposits and short-term borrowings.
(2) Represents market value of unpledged securities.

Total Funding: $2,234 million
Deposits
$1,994
(89%)
Capital
$58 (3%)
FHLB
$78 (3%)
Other
$42 (2%)
Borrowings
$62 (3%)
Proactively reduced brokered deposits and reliance on wholesale funding sources
– Available capacity under FHLB and FRB of $249 million and $156 million, respectively
Substantial excess liquidity with a primary liquidity ratio
(1)
of 25% as of Q2 2011
June 30, 2011
Cash $108.2
Unpledged Securities 271.2
(2)
Loans Held for Sale 121.2
Total On-Balance Sheet Liquidity 500.6
Additional Borrowing Capacity
FHLB 248.9
FRB SF 155.5
Total Available Capacity $404.4
Total Direct Sources of Liquidity $905.0

Non-GAAP Reconciliation

(1) Assumes effective tax rate of 37%.
Efficiency Ratio
Quarter Ended
($ in millions) 6/30/2009 6/30/2010 6/30/2011
Adjusted noninterest expense $19.1 $27.2 $21.6
Add: OREO expense 3.7 5.6 5.7
Noninterest expense $22.8 $32.8 $27.3
Net interest income before provisions 7.6 8.1 11.9
Noninterest income 18.6 25.4 18.9
Operating revenue $26.2 $33.5 $30.8
Adjusted efficiency ratio 72.9% 81.0% 70.1%
Efficiency ratio 87.0% 97.8% 88.4%
Pre-Provision Earnings
Three Months Ended
($ in millions) 9/30/2009 12/31/2009 3/31/2010 6/30/2010 9/30/2010 12/31/2010 3/31/2011 6/30/2011 2 Year Total
Income / (loss) before income taxes ($39.6) ($53.7) ($5.1) ($9.4) ($6.0) ($13.1) ($7.4) $1.3 ($133.0)
Add: Provision for loan losses 35.6 41.8 7.0 10.1 12.0 8.2 0.0 2.3 117.0
Add: OREO expenses 1.3 4.2 (0.2) 5.6 9.2 17.6 11.8 5.7 55.1
Add: FDIC Assessment 1.9 2.0 2.0 1.9 1.9 1.8 1.7 1.3 14.5
Less: Normalized FDIC Assessment Fees 0.3 0.3 0.3 0.3 0.3 0.3 0.3 0.3 2.4
Less: Taxes (1) (0.4) (2.2) 1.2 3.0 6.2 5.3 2.1 3.8 19.0
Pre-provision earnings ($0.7) ($3.8) $2.1 $5.0 $10.6 $9.0 $3.7 $6.4 $32.3